Exhibit 99

                CDW Reports Full Year and Fourth Quarter Results

           Company Achieves Record Annual Sales and Earnings per Share

    VERNON HILLS, Ill.--(BUSINESS WIRE)--Jan. 26, 2007--CDW
Corporation (NASDAQ: CDWC):

    Full year 2006 highlights:

    --  Sales: $6.785 billion, up 7.8% year-over-year

    --  Average daily sales: $26.714 million, up 8.3% year-over-year

    --  Gross profit: $1.070 billion, up 10.6% year-over-year

    --  Diluted earnings per share: $3.30, up 1.2% year-over-year
        (includes litigation settlement)

    -- Non-GAAP diluted earnings per share: $3.49, up 7.1% year-over-year

    Fourth quarter of 2006 highlights:

    --  Sales: $1.824 billion, up 13.5% year-over-year

    --  Average daily sales: $28.951 million, up 13.5% year-over-year

    --  Gross profit: $284.0 million, up 14.2% year-over-year

    -- Diluted earnings per share: $0.67, down 22.1% year-over-year (includes litigation settlement)

    -- Non-GAAP diluted earnings per share: $0.86, flat year-over-year

    CDW Corporation (NASDAQ: CDWC) a leading provider of technology products and services to business, government and education, today announced record quarterly sales and gross profit in the fourth quarter of 2006 and record annual sales, gross profit and diluted earnings per share in 2006.

    "In 2006, we expanded our platform for growth, which resulted in a challenging and productive year for us. As we drove to implement change across several areas of our business, we still delivered record sales and diluted earnings per share," said John A. Edwardson, chairman and chief executive officer. "Key accomplishments for the year included the geographic alignment of medium and large customer accounts in the corporate sector, the acquisition of Berbee Information Networks, double-digit sales growth in our public sector segment and investment in our infrastructure to increase capacity for future growth. As we enter 2007, we will focus on leveraging our enhanced infrastructure and increasing our ability to profitably outpace market growth."

    "Central to our growth strategy is continuing to improve our unmatched service to customers. We are very pleased with the addition of Berbee, which has significantly increased our ability to offer customers a single source for their core technology needs and more advanced IT services and solutions. We are excited about the opportunity to scale Berbee's business processes to generate additional growth," said Edwardson.

    Fourth Quarter of 2006:

    Total sales in the fourth quarter of 2006 were $1.824 billion compared to $1.607 billion in the fourth quarter of 2005, an increase of 13.5 percent. Average daily sales in the fourth quarter of 2006 were $28.951 million compared to $25.507 million in the fourth quarter of 2005, representing a 13.5 percent increase. There were 63 billing days in both the fourth quarter of 2006 and the fourth quarter of 2005.

    As previously announced, CDW completed the acquisition of Berbee Information Networks Corporation on October 11, 2006. Total sales for the fourth quarter of 2005 do not include Berbee sales, while the fourth quarter of 2006 sales include Berbee sales from the date of the acquisition through the end of the year. Excluding Berbee sales in the fourth quarter of 2006, and therefore on a non-GAAP basis, total sales were $1.715 billion, an increase of 6.7 percent compared to total sales of $1.607 billion for the fourth quarter of 2005. Excluding Berbee sales in the fourth quarter of 2006, and therefore on a non-GAAP basis, CDW's average daily sales for the fourth quarter of 2006 were $27.221 million, an increase of 6.7 percent compared to average daily sales for the fourth quarter of 2005 of $25.507 million.

    -- Total corporate sector segment sales in the fourth quarter of 2006 were $1.164 billion compared to $1.129 billion in the fourth quarter of 2005, representing an increase of 3.0 percent. Fourth quarter of 2006 average daily sales for the corporate sector segment were $18.471 million compared to $17.925 million in the fourth quarter of 2005, representing an increase of 3.0 percent.

    -- Total public sector segment sales in the fourth quarter of 2006 were $551.3 million compared to $477.7 million in the fourth quarter of 2005, representing an increase of 15.4 percent. Fourth quarter of 2006 average daily sales for the public sector segment were $8.750 million compared to $7.583 million in the fourth quarter of 2005, representing an increase of 15.4 percent.

    -- Product categories that achieved the strongest year-over-year unit volume growth for the fourth quarter of 2006 excluding Berbee were notebook computers, data storage, software, video, memory and input devices.

    -- Direct web sales in the fourth quarter of 2006 were $491.2 million, representing an 8.0 percent increase compared to the prior year, and comprised 28.6 percent of total sales excluding Berbee and therefore on a non-GAAP basis. Berbee's sales are not made on the web due to the higher services component of the sales.

    -- Total sales in December 2006 were $619.6 million compared to $560.8 million in December 2005, representing a 10.5 percent increase. Average daily sales in December 2006 were $30.982 million compared to $26.703 million in the prior year period, representing a 16.0 percent increase. December 2006 had 20 billing days and December 2005 had 21 billing days.

    -- Total sales for December 2005 do not include Berbee sales, while December 2006 sales include Berbee sales. Excluding Berbee sales in December 2006, and therefore on a non-GAAP basis, total sales in December 2006 were $570.7 million compared to $560.8 million in December 2005, representing a
        1.8 percent increase. Excluding Berbee sales in December 2006, and therefore on a non-GAAP basis, average daily sales in December 2006 were $28.534 million compared to $26.703 million in the prior year period, representing a 6.9 percent increase.

    -- In December 2006, average daily sales for the public sector segment increased 12.4 percent and average daily sales for the corporate sector segment increased 4.6 percent compared to the prior year period.

    Gross profit for the fourth quarter of 2006 was $284.0 million compared to $248.8 million in the fourth quarter of 2005, and increased $35.3 million. Gross profit margin was 15.6 percent in the fourth quarter of 2006 compared to 15.5 percent in the same period of 2005. The increase was primarily due to the inclusion of Berbee from the date of acquisition through the end of the year, partially offset by lower product margin.

    Selling and administrative expenses as a percentage of sales were
8.1 percent in the fourth quarter of 2006 compared to 7.0 percent in the fourth quarter of 2005, and increased $34.5 million. The increase in selling and administrative expenses in the fourth quarter of 2006 was primarily due to:

    -- The inclusion of Berbee's operating expenses from the date of acquisition through the end of the year increased operating expenses by $18.5 million.

    -- Incremental costs of $2.9 million associated with the operations of the company's new distribution center in North Las Vegas, Nevada, and additional leased office space in Chicago and Vernon Hills, Illinois. As previously announced, these infrastructure investments are being made to position the company for future growth.

    -- Stock-based compensation expense of $3.8 million due to the required implementation of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123R ("SFAS 123R") relating to stock options as of January 1, 2006, as previously announced.

    -- Increased payroll and benefits costs as a result of continued investment in expanding CDW's sales force and additional coworkers to support a larger and growing business.

    -- Items included in the fourth quarter of 2005 that were previously announced and did not repeat in the fourth quarter of 2006 were a reversal of $5.3 million for an accrual of a company-wide incentive bonus program based on a partial achievement of specific financial objectives for 2005 and a $3.7 million charge in connection with the acceleration of vesting of options for coworkers through the manager level on December 31, 2005.

    In the fourth quarter of 2006, CDW recorded a one-time expense of $25.0 million pre-tax ($15.4 million after-tax), in connection with the negotiated settlement of the previously disclosed litigation involving the Company's 2003 purchase of selected assets of Micro Warehouse ("litigation settlement"). The litigation settlement is subject to execution of a definitive agreement and court approval. See supplemental table at the end of the press release for GAAP to non-GAAP financial measures.

    Operating margin was 4.5 percent in the fourth quarter of 2006 compared to 6.7 percent in the fourth quarter of 2005. Operating income was $82.8 million in the fourth quarter of 2006 compared to $107.0 million in the fourth quarter of 2005. Operating income for the fourth quarter of 2006 included the litigation settlement of $25.0 million pre-tax ($15.4 million after-tax). Non-GAAP operating margin based on non-GAAP operating income of $107.8 million, which excludes the litigation settlement, was 5.9 percent in the fourth quarter of 2006 compared to 6.7 percent in the fourth quarter of 2005. The non-GAAP operating margin information is being presented to provide meaningful comparisons to prior periods.

    Interest income was $3.9 million for the fourth quarter of 2006, a decrease of $0.4 million compared to the same period of 2005. The decrease was a result of lower cash and investment balances due to the purchase of Berbee. The effective tax rate for the fourth quarter of 2006 was 38.0 percent compared to 36.3 percent for the fourth quarter of 2005. The difference was primarily due to the inclusion of Berbee in the calculation of the tax provision in the fourth quarter of 2006.

    Net income was $53.6 million in the fourth quarter of 2006 compared to $70.5 million in the fourth quarter of 2005, a decrease of $17.0 million. Net income in the fourth quarter of 2006 included the impact of SFAS 123R, the litigation settlement of $25.0 million pre-tax ($15.4 million after-tax) and an increase in the effective tax rate.

    Non-GAAP net income, which excludes the litigation settlement of $25.0 million pre-tax ($15.4 million after-tax), was $69.0 million in the fourth quarter of 2006 compared to $70.5 million in the fourth quarter of 2005, a decrease of $1.6 million. The non-GAAP net income information is being presented to provide meaningful comparisons to prior periods.

    Diluted earnings per share were $0.67 in the fourth quarter of 2006 compared to diluted earnings per share of $0.86 in the fourth quarter of 2005. Results for the fourth quarter of 2006 included stock-based compensation expense of $3.8 million pre-tax ($2.4 million after-tax) due to the implementation of SFAS 123R or approximately $0.03 per diluted share, the litigation settlement of $25.0 million pre-tax ($15.4 million after-tax) or approximately $0.19 per diluted share and approximately $0.02 per diluted share from a higher effective tax rate.

    Non-GAAP diluted earnings per share based on non-GAAP net income of $69.0 million, which excludes the litigation settlement of $25.0 million pre-tax ($15.4 million after-tax), were $0.86 in the fourth quarter of 2006 compared to $0.86 in the fourth quarter of 2005. The non-GAAP diluted earnings per share information is being presented to provide meaningful comparisons to prior periods.

    During the fourth quarter of 2006, CDW did not repurchase shares of common stock.

    Full Year 2006:

    Total sales for 2006 were $6.785 billion compared to $6.292 billion in 2005, an increase of 7.8 percent. Average daily sales for 2006 were $26.714 million compared to $24.674 million in 2005, representing an 8.3 percent increase. There were 254 billing days in 2006 and 255 billing days in 2005.

    Total sales for 2005 do not include Berbee sales, while 2006 sales include Berbee sales from the date of acquisition through the end of the year. Excluding Berbee sales in 2006, and therefore on a non-GAAP basis, total sales were $6.676 billion, an increase of 6.1 percent compared to total sales of $6.292 billion for 2005. Excluding Berbee sales in 2006, and therefore on a non-GAAP basis, CDW's average daily sales for 2006 were $26.285 million, an increase of 6.5 percent compared to average daily sales for 2005 of $24.674 million.

    -- Total corporate sector segment sales in 2006 were $4.514 billion compared to $4.411 billion in 2005, representing an increase of 2.3 percent. Average daily sales for the corporate sector segment in 2006 were $17.772 million compared to $17.297 million in 2005, representing an increase of 2.7 percent.

    -- Total public sector segment sales in 2006 were $2.162 billion compared to $1.881 billion in 2005, representing an increase of 15.0 percent. Average daily sales for the public sector segment in 2006 were $8.513 million compared to $7.377 million in 2005, representing an increase of 15.4 percent.

    -- Product categories that achieved the strongest year-over-year unit volume growth in 2006 excluding Berbee were notebook computers, software, video, memory and input devices.

    --  Direct web sales in 2006 were $1.982 billion, representing a
        12.0 percent increase compared to the prior year, and comprised 29.7 percent of total sales excluding Berbee and therefore on a non-GAAP basis.

    Gross profit for 2006 was $1.070 billion compared to $967.6 million in 2005, and increased $102.2 million. Gross profit margin was
15.8 percent in 2006 compared to 15.4 percent in 2005. The increase was primarily due to increased product margin, net service contract revenue and commission revenue and a higher level of vendor incentives.

    Selling and administrative expenses as a percentage of sales were
7.8 percent in 2006 compared to 6.9 percent in 2005, and increased $96.6 million. The increase in selling and administrative expenses in 2006 was primarily due to:

    -- The inclusion of Berbee's operating expenses from the date of acquisition through the end of the year increased operating expenses by $18.5 million.

    -- Incremental costs of $19.3 million associated with the operations of the company's new distribution center in North Las Vegas, Nevada, and additional leased office space in Chicago and Vernon Hills, Illinois. As previously announced, these infrastructure investments are being made to position the company for future growth.

    -- Stock-based compensation expense of $15.8 million due to the required implementation of SFAS 123R, as previously announced.

    -- Increased sales commission expense due to the achievement of a stronger gross profit margin compared to the prior year .

    -- Increased payroll and benefits costs as a result of continued investment in expanding CDW's sales force and additional coworkers to support a larger and growing business.

    Operating margin was 5.8 percent in 2006 compared to 6.7 percent in 2005. Operating income was $396.4 million in 2006 compared to $419.6 million in 2005. Operating income in 2006 included the litigation settlement of $25.0 million pre-tax ($15.4 million after-tax). Non-GAAP operating margin based on non-GAAP operating income of $421.4 million, which excludes the litigation settlement, was 6.2 percent in 2006 compared to 6.7 percent in 2005. The non-GAAP operating margin information is being presented to provide meaningful comparisons to prior periods.

    Interest income was $19.8 million for 2006, an increase of $4.6 million compared to 2005. The increase was primarily due to higher interest rates. The effective tax rate for 2006 was 35.8 percent compared to 37.2 percent for 2005. The year-over-year decrease in the effective tax rate is primarily due to the previously announced reduction of tax for reserves for prior years as a result of the resolution of a tax audit or expiration of the statute of limitations for the audit of a tax year.

    Net income was $266.1 million in 2006 compared to $272.1 million in 2005, a decrease of $6.0 million. Net income in 2006 included the impact of SFAS 123R, the litigation settlement of $25.0 million pre-tax ($15.4 million after-tax) and a reduction in the effective tax rate.

    Non-GAAP net income, which excludes the litigation settlement of $25.0 million pre-tax ($15.4 million after-tax), was $281.5 million in 2006 compared to $272.1 million in 2005, an increase of $9.4 million. The non-GAAP net income information is being presented to provide meaningful comparisons to prior periods.

    Diluted earnings per share were $3.30 in 2006 compared to diluted earnings per share of $3.26 in 2005. Results for 2006 included stock-based compensation expense of $15.8 million pre-tax ($10.1 million after-tax) due to the implementation of SFAS 123R or approximately $0.13 per diluted share, the litigation settlement of $25.0 million pre-tax ($15.4 million after-tax) or approximately $0.19 per diluted share, and approximately $0.07 per diluted share from a lower effective tax rate.

    Non-GAAP diluted earnings per share based on non-GAAP net income of $281.5 million, which excludes the litigation settlement of $25.0 million pre-tax ($15.4 million after-tax), were $3.49 in 2006 compared to $3.26 in 2005. The non-GAAP diluted earnings per share information is being presented to provide meaningful comparisons to prior periods.

    During 2006, CDW repurchased 4.059 million shares of common stock at an average price of approximately $56.09 per share for an aggregate purchase price of $228 million. Under the current share repurchase program approved in April 2006 for the repurchase of 5.0 million shares, approximately 3.2 million shares remain available for purchase. CDW returned a total of $269 million to shareholders in 2006 comprised of $228 million of share repurchases and an annual cash dividend of $41 million.

    The company plans to release January sales on Friday, February 9, 2007. January 2006 had 21 billing days and January 2007 will have 22 billing days.

    Forward Looking Statement

    Any forward-looking statements contained in this release are based on the Company's beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company's business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company's business and prospects are discussed in the Company's filings with the Securities and Exchange Commission.

    About CDW

    CDW(R), ranked No. 343 on the FORTUNE 500, is a leading provider of technology solutions for business, government and education. CDW is a principal source of technology products and services including top name brands such as Acer, Adobe, Apple, Cisco, Fujitsu, HP, IBM, Lenovo, Microsoft, Panasonic, Quantum, Samsung, Sony, Symantec and ViewSonic. CDW's direct model offers customers one-on-one relationships with knowledgeable account managers and access to more than 760 on-staff engineers and advanced technology specialists who customize solutions for customers' complex technology needs. CDW also provides same-day product shipping and post-sales technical support.

    CDW was founded in 1984 and employs approximately 5,480 coworkers. In 2006, the company generated sales of $6.8 billion. For more information, visit CDW.com.

    A live web cast of CDW's management discussion of the fourth quarter of 2006 results will be available at www.cdw.com/investor. The web cast will begin today, January 26, 2007, at 8:30 a.m. ET / 7:30 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.

    Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

    For more information about CDW:

    Visit CDW on the Internet at http://www.cdw.com. Contact CDW
Investor Relations via the Internet at investorrelations@cdw.com or by telephone at 847-419-6328.

    CDW is a registered trademark and CDW@work is a trademark of CDW Corporation. Other company and product names may be trademarks of their respective owners.



                   CDW CORPORATION AND SUBSIDIARIES
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data)

                         Three Months Ended         Years Ended
                            December 31,            December 31,
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Net sales              $1,823,929  $1,606,964  $6,785,473  $6,291,845
Cost of sales           1,539,883   1,358,184   5,715,630   5,324,215
                       ----------- ----------- ----------- -----------

Gross profit              284,046     248,780   1,069,843     967,630

Selling and
 administrative
 expenses                 147,764     113,249     530,120     433,482
Advertising expense        28,458      28,545     118,324     114,514
Litigation settlement      25,000           -      25,000           -
                       ----------- ----------- ----------- -----------

Income from operations     82,824     106,986     396,399     419,634

Interest income             3,930       4,325      19,796      15,155
Other expense, net           (427)       (698)     (1,844)     (1,831)
                       ----------- ----------- ----------- -----------

Income before income
 taxes                     86,327     110,613     414,351     432,958

Income tax provision       32,770      40,103     148,271     160,866
                       ----------- ----------- ----------- -----------

Net income             $   53,557  $   70,510  $  266,080  $  272,092
                       =========== =========== =========== ===========

Earnings per share:
  Basic                $     0.68  $     0.88  $     3.37  $     3.35
                       =========== =========== =========== ===========
  Diluted              $     0.67  $     0.86  $     3.30  $     3.26
                       =========== =========== =========== ===========

Weighted-average
 number of common
 shares outstanding:
  Basic                    78,377      80,064      78,874      81,128
                       =========== =========== =========== ===========
  Diluted                  80,249      82,316      80,651      83,566
                       =========== =========== =========== ===========

Dividends per share    $     0.00  $     0.00  $     0.52  $     0.43
                       =========== =========== =========== ===========




                   CDW CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                             December 31, December 31,
                                                 2006         2005
                                             ------------ ------------

Assets

Current assets:
  Cash, cash equivalents and marketable
   securities                                 $  351,596   $  571,750
  Accounts receivable, net of allowance for
   doubtful accounts of $9,995 and $9,564,
   respectively                                  850,002      637,245
  Merchandise inventory                          261,858      243,564
  Miscellaneous receivables                       55,881       27,848
  Deferred income taxes                           24,660       12,562
  Prepaid expenses and other current assets       15,139        8,274
                                             ------------ ------------

    Total current assets                       1,559,136    1,501,243

Marketable securities                             40,000       39,176
Property and equipment, net                      171,448       97,277
Goodwill and other intangible assets, net        183,094        4,767
Other assets                                      11,443        6,593
                                             ------------ ------------

      Total assets                            $1,965,121   $1,649,056
                                             ============ ============


Liabilities and Shareholders' Equity

Current liabilities:
  Accounts payable                            $  354,307   $  245,201
  Accrued expenses and other current
   liabilities                                   175,074      122,560
                                             ------------ ------------

    Total current liabilities                    529,381      367,761

Long-term liabilities                             48,575       16,730

Shareholders' equity:
    Total shareholders' equity                 1,387,165    1,264,565
                                             ------------ ------------

      Total liabilities and shareholders'
       equity                                 $1,965,121   $1,649,056
                                             ============ ============




                   CDW CORPORATION AND SUBSIDIARIES
                    SEGMENT REPORTING INFORMATION
                            (in thousands)

                      Three Months Ended December 31, 2006
           -----------------------------------------------------------
           Corporate    Public             Headquarters /
              Sector    Sector    Berbee        Other     Consolidated
           ----------- --------- --------- -------------- ------------
Net sales  $1,163,679  $551,261  $108,989  $           -  $ 1,823,929
           =========== ========= ========= ============== ============

Income
 (loss)
 from
 opera-
 tions     $   88,589  $ 26,197  $  3,839  $     (35,801) $    82,824
           =========== ========= ========= ==============

Net
 interest
 income
 and other
 expense                                                        3,503
                                                          ------------

Income
 before
 income
 taxes                                                    $    86,327
                                                          ============

Total
 assets    $  508,535  $278,746  $325,073  $     852,767  $ 1,965,121
           =========== ========= ========= ============== ============




                       Three Months Ended December 31, 2005
            ----------------------------------------------------------
             Corporate    Public           Headquarters /
               Sector     Sector   Berbee       Other     Consolidated
            ------------ --------- ------- -------------- ------------
Net sales   $ 1,129,266  $477,698  $    -  $           -  $ 1,606,964
            ============ ========= ======= ============== ============

Income
 (loss)
 from
 opera-
 tions      $    88,669  $ 26,304  $    -  $      (7,987) $   106,986
            ============ ========= ======= ==============

Net
 interest
 income and
 other
 expense                                                        3,627
                                                          ------------

Income
 before
 income
 taxes                                                    $   110,613
                                                          ============

Total
 assets     $   461,416  $285,709  $    -  $     901,931  $ 1,649,056
            ============ ========= ======= ============== ============




                   CDW CORPORATION AND SUBSIDIARIES
                    SEGMENT REPORTING INFORMATION
                            (in thousands)

                         Year Ended December 31, 2006
         -------------------------------------------------------------
         Corporate     Public              Headquarters /
            Sector     Sector     Berbee        Other     Consolidated
         ----------- ----------- --------- -------------- ------------
Net
 sales   $4,514,106  $2,162,378  $108,989  $           -  $ 6,785,473
         =========== =========== ========= ============== ============

Income
 (loss)
 from
 opera-
 tions   $  350,588  $  106,717  $  3,839  $     (64,745) $   396,399
         =========== =========== ========= ==============

Net
 inter-
 est
 income
 and
 other
 expense                                                       17,952
                                                          ------------

Income
 before
 income
 taxes                                                    $   414,351
                                                          ============

Total
 assets  $  508,535  $  278,746  $325,073  $     852,767  $ 1,965,121
         =========== =========== ========= ============== ============




                          Year Ended December 31, 2005
          ------------------------------------------------------------
          Corporate     Public             Headquarters /
             Sector     Sector     Berbee       Other     Consolidated
          ----------- ----------- -------- -------------- ------------
Net sales $4,410,708  $1,881,137  $     -  $           -  $ 6,291,845
          =========== =========== ======== ============== ============

Income
 (loss)
 from
 opera-
 tions    $  341,810  $  110,425  $     -  $     (32,601) $   419,634
          =========== =========== ======== ==============

Net
 interest
 income
 and
 other
 expense                                                       13,324
                                                          ------------

Income
 before
 income
 taxes                                                    $   432,958
                                                          ============

Total
 assets   $  461,416  $  285,709  $     -  $     901,931  $ 1,649,056
          =========== =========== ======== ============== ============




                   CDW CORPORATION AND SUBSIDIARIES
                            OPERATING DATA

                           Three Months Ended       Years Ended
                              December 31,          December 31,
                          --------------------------------------------
                            2006      2005       2006        2005
                          --------------------------------------------
% of sales to commercial
 customers (1)                 99.1%     99.0%       99.1%       98.9%
Direct web sales (000's)   $491,156  $454,643  $1,981,921  $1,769,032
Sales force, end of period    2,589     2,153       2,589       2,153
Annualized inventory
 turnover                        23        25          23          24
Accounts receivable - days
 sales outstanding (2)           43        36          46          37
----------------------------------------------------------------------

(1) Commercial customers are defined as public sector and corporate customers excluding consumers.

(2) Accounts receivable - days sales outstanding was impacted by the acquisition of Berbee Information Networks Corp. in October 2006. Excluding the impact of this acquisition, accounts receivable - days sales outstanding for both the three months and year ended December 31, 2006 was 41.




                           SELLING DAYS (1)

            Month                    2007                2006
----------------------------------------------------------------------

January                               22                  21
February                              20                  20
March                                 22                  23
----------------------------------------------------------------------
       Quarter 1 Total                64                  64
----------------------------------------------------------------------

April                                 21                  20
May                                   22                  22
June                                  21                  22
----------------------------------------------------------------------
       Quarter 2 Total                64                  64
----------------------------------------------------------------------

July                                  21                  20
August                                23                  23
September                             19                  20
----------------------------------------------------------------------
       Quarter 3 Total                63                  63
----------------------------------------------------------------------

October                               23                  22
November                              21                  21
December                              19                  20
----------------------------------------------------------------------
       Quarter 4 Total                63                  63
----------------------------------------------------------------------

                   Fiscal Year        254                 254
----------------------------------------------------------------------

(1) The number of selling days by month and quarter for both 2007 and 2006 are being provided for reference.




                   CDW CORPORATION AND SUBSIDIARIES
        RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
            (dollars in thousands, except per share data)

                                                     Three     Year
                                                     Months    Ended
                                                     Ended
                                                    December  December
                                                    31, 2006  31, 2006
                                                   --------- ---------

Income from operations
--------------------------------------------------
GAAP income from operations                        $ 82,824  $396,399
Adjusted for:
Litigation settlement                                25,000    25,000
                                                   --------- ---------
Non-GAAP income from operations                    $107,824  $421,399
                                                   ========= =========

Income from operations as a percentage of net
 sales
--------------------------------------------------
GAAP income from operations as a percentage of net
 sales                                                  4.5%      5.8%
Adjusted for:
Litigation settlement                                   1.4%      0.4%
                                                   --------- ---------
Non-GAAP income from operations as a percentage of
 net sales                                              5.9%      6.2%
                                                   ========= =========

Net income
--------------------------------------------------
GAAP net income                                    $ 53,557  $266,080
Adjusted for:
Litigation settlement, net of income tax             15,400    15,400
                                                   --------- ---------
Non-GAAP net income                                $ 68,957  $281,480
                                                   ========= =========

Diluted earnings per share
--------------------------------------------------
GAAP diluted earnings per share                    $   0.67  $   3.30
Adjusted for:
Litigation settlement, net of income tax               0.19      0.19
                                                   --------- ---------
Non-GAAP diluted earnings per share                $   0.86  $   3.49
                                                   ========= =========

    CONTACT: CDW Corporation
             Investor Inquiries
             Cindy Klimstra
             Vice President, Investor Relations
             (847) 968-0268
             or
             Media Inquiries
             Gary Ross
             Sr. Manager, Corporate Communications
             (847) 371-5048